Exhibit 10.2

MARTIN MARIETTA MATERIALS, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”), made as of ____________, between Martin Marietta Materials, Inc., a North Carolina corporation (the “Corporation”), and _____________________ (the “Employee”).

1.	GRANT

Pursuant to the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan (the “Plan”), the Corporation hereby grants the Employee ____________ Restricted Stock Units on the terms and conditions contained in this Award Agreement, and subject to the terms and conditions of the Plan.  The term “Restricted Stock Unit” or “Unit(s)” as used in this Award Agreement refers only to the Restricted Stock Units awarded to the Employee under this Award Agreement.

2.	GRANT DATE

The Grant Date is ______________.

3.	RESTRICTION PERIOD

Subject to the terms and conditions hereof and of the Plan, the restriction period begins on the Grant Date and ends on [●] (such date, the “Vesting Date” and such period, the “Restriction Period”).

4.	AWARD PAYOUT

Unless forfeited or converted and paid earlier as provided in Section 7 or Section 9 below, the Restricted Stock Units granted hereunder will vest (“Vest”) and be converted into shares of Stock and delivered to the Employee as soon as practicable following the Vesting Date (but in no event later than 60 days following the Vesting Date) provided that the Employee is employed by the Corporation on the Vesting Date.  The vesting and conversion from Units to Stock will be one Unit for one share of Stock.

5.	DIVIDEND EQUIVALENTS

On the date that the Awards Vest, dividend equivalents will be credited to the Employee in an amount equal to the aggregate amount of dividends paid on a share of Stock during the Restriction Period multiplied by the number of Restricted Stock Units.  The dividend equivalent amounts shall be paid as soon as practicable following the Vesting Date from the general assets of the Corporation and shall be treated and reported as additional compensation for the year in which payment is made.

6.	TRANSFERABLE ONLY UPON DEATH

This Restricted Stock Unit grant shall not be assignable or transferable by the Employee except by will or the laws of descent and distribution.

7.	TERMINATION, RETIREMENT, DISABILITY OR DEATH

(a)
Termination.  If the Employee’s employment with the Corporation is terminated prior to the Vesting Date for any reason other than on account of death, Disability or Retirement (in each case, as defined below), whether by the Employee or by the Corporation, and in the latter case whether with or without Cause (as defined below), then the Units will be forfeited upon such termination.

(b)
Retirement or Disability.  If the Employee’s employment with the Corporation is terminated prior to the Vesting Date upon Retirement (as defined below) or as the result of a disability under circumstances entitling the Employee to the commencement of benefits under a long-term disability plan maintained by the Corporation (“Disability”), then the terms of all outstanding Units shall be unaffected by such Retirement or Disability; provided, however, that in the case of the Employee’s termination on account of Retirement or Disability, if the Vesting Date occurs following such termination but before the date which is six months following such termination, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the date shares of Stock are delivered pursuant to Section 4 shall be postponed until the date that is six months following such termination. “Retirement” is defined as termination of employment with the Corporation after reaching age 62 under circumstances that qualify for normal retirement in accordance with the Martin Marietta Materials, Inc. Pension Plan; provided, that, the Committee may in its sole discretion classify an Employee’s termination of employment as Retirement under other circumstances.

(c)
Death.  If, prior to the Vesting Date, the Employee dies while employed by the Corporation or after termination by reason of Retirement or Disability, then the Restriction Period shall lapse and the Vesting Period shall be accelerated and all outstanding Units shall be converted into shares of Stock and delivered to the Employee’s estate or beneficiary.

(d)	Committee Negative Discretion. The Committee may in its sole discretion decide to reduce or eliminate any amount otherwise payable with respect to Units under Sections 7(b) or 7(c).

8.	TAX WITHHOLDING

At the time Units are converted into shares of Stock and delivered to the Employee, the Employee will recognize ordinary income based on the value of the Stock payable in accordance with Section 4.  The Corporation shall withhold applicable taxes as required by law at the time of such Vesting by deducting shares of Stock from the payment to satisfy the obligation prior to the delivery of the certificates for shares of Stock.  Withholding will be at the minimum rates prescribed by law; therefore, the Employee may owe additional taxes as a result of the distribution.  The Employee may not request tax to be withheld at greater than the minimum rate.  If the Employee terminates employment and the Units are not forfeited as a result of the application of Section 7(b), 7(c) or 9, the Corporation may require the Employee to pay to the Corporation or withhold from the Employee’s compensation, by canceling Units or otherwise, an amount sufficient to satisfy the obligation to withhold federal employment taxes as required by law.

9.	CHANGE IN CONTROL

(a)
Notwithstanding anything to the contrary in the Plan or in this Award Agreement, in the event of a Change in Control, each unvested Restricted Stock Unit shall remain outstanding and continue to vest pursuant to its terms; provided that, in the event of a termination of the Employee’s employment or service during the 24-month period following such Change in Control (i) without Cause or (ii) by the Employee for Good Reason (in each case, as defined below), each such Restricted Stock Unit that remains unvested as of the date of such termination shall become fully vested and,

(A)
if such Change in Control is a “change in the ownership or effective control” of the Corporation or “a change in the ownership of a substantial portion of the assets of” the Corporation (in each case, within the meaning of Section 409A), the shares of Stock (or other property) then subject to such RSU will be distributed no later than 15 days following the date of the Employee’s “separation from service” (within the meaning of Section 409A); provided, however, that, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid adverse tax consequences under Section 409A, the date shares of Stock (or other consideration) are delivered pursuant to this Section 9(a) shall be postponed until the date that is six months following such “separation from service”, or

(B)
if such Change in Control is not a “change in the ownership or effective control” of the Corporation or “change in the ownership of a substantial portion of the assets of” the Corporation (in each case, within the meaning of Section 409A), then the shares of Stock (or other property) then subject to such RSU will be distributed no later than 15 days following the regularly scheduled Vesting Date (or such earlier date as would not result in adverse tax consequences under Section 409A).

For purposes of this Agreement, “Cause” means the Employee having been convicted in a court of competent jurisdiction of a felony or having been adjudged by a court of competent jurisdiction to be liable for fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the Corporation, and such conviction or adjudication has become final and non-appealable. The Employee shall not be deemed to have been terminated for Cause, unless the Corporation shall have given the Employee (A) notice setting forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination for Cause, (B) a reasonable opportunity for the Employee, together with his or her counsel, to be heard before the Board of Directors and (C) a notice of termination stating that, in the reasonable judgment of the Board of Directors, the Employee was guilty of conduct constituting Cause and specifying the particulars thereof in reasonable detail.

For purposes of this Agreement, “Good Reason” means (i) a good faith determination by the Employee that the Corporation or any of its officers has (A) taken any action which materially and adversely changes the Employee’s position (including titles), authority or responsibilities with the Corporation or reduces the Employee’s ability to carry out his or her duties and responsibilities with the Corporation or (B) has failed to take any action where such failure results in material and adverse changes in the Employee’s position (including titles), authority or responsibilities with the Corporation or reduces the Employee’s ability to carry out his or her duties and responsibilities with the Corporation; (ii) a reduction in the Employee’s base salary or other forms of compensation (including, without limitation, any equity compensation); or (iii) requiring the Employee to be employed at any location more than 35 miles further from his or her principal residence than the location at which the Employee was employed immediately preceding the Change in Control, in any case of (i), (ii) or (iii) without the Employee’s prior written consent; provided that, the Employee shall not be permitted to terminate his or her employment for Good Reason unless the Employee has given the Corporation notice of the applicable circumstances constituting Good Reason within 90 days of the date the Employee has actual knowledge of such circumstances, the Corporation has failed to cure such circumstances within 30 days of receiving such notice and the Employee terminates employment immediately following the expiration of such 30-day period.

(b)
For the avoidance of doubt, pursuant to Section 9 of the Plan, the Company may, in connection with a Change in Control, provide that the Restricted Stock Units shall be deemed to represent the right to receive stock of another party to such transaction, cash or other property having a value equivalent to the shares of Stock otherwise subject to such Restricted Stock Units, as determined by the Committee.

10.	AMENDMENT AND TERMINATION OF PLAN OR AWARDS

As provided in Section 7 of the Plan, subject to certain limitations contained within Section 7, the Board of Directors may at any time amend, suspend or discontinue the Plan and the Committee may at any time alter or amend all Award Agreements under the Plan.  Notwithstanding Section 7 of the Plan, no such amendment, suspension or discontinuance of the Plan or alteration or amendment of this Award Agreement shall accelerate any distribution under the Plan or, except with the Employee’s express written consent, adversely affect any Restricted Stock Unit granted under this Award Agreement; provided, however, that the Board of Directors or the Committee may amend the Plan or this Award Agreement to the extent it deems appropriate to cause this Agreement or the Units hereunder to comply with Section 409A of the Code (“Section 409A”) (including the distribution requirements thereunder) or be exempt from Section 409A or the tax penalty under Section 409A(a)(1)(B).  If the Plan and the Award Agreement are terminated in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix), the Board of Directors may, in its sole discretion, accelerate the conversion of Units to shares of Stock and immediately distribute such shares of Stock to the Employee.

11.	EXECUTION OF AWARD AGREEMENT

No Restricted Stock Unit granted under this Award Agreement is distributable nor is this Award Agreement enforceable until this Award Agreement has been fully executed by the Corporation and the Employee.  By executing this Award Agreement, the Employee shall be deemed to have accepted and consented to any action taken under the Plan by the Committee, the Board of Directors or their delegates.

12.	MISCELLANEOUS

(a)
Nothing contained in the Award Agreement confers on the Employee the rights of a shareholder with respect to this Restricted Stock Unit award during the Restriction Period and before the Employee becomes the holder of record of the shares of Stock payable. Except as provided in Section 9 of the Plan, no adjustment will be made for dividends or other rights, and grants of dividend equivalents pursuant to Section 5 will not be considered to be a grant of any other shareholder right.

(b)
For purposes of this Award Agreement, the Employee will be considered to be in the employ of the Corporation during an approved leave of absence unless otherwise provided in an agreement between the Employee and the Corporation.

(c)
Nothing contained in this Award Agreement or in any Restricted Stock Unit granted hereunder shall confer upon any Employee any right of continued employment by the Corporation, express or implied, nor limit in any way the right of the Corporation to terminate the Employee’s employment at any time.

(d)	Except as provided under Section 6 herein, neither these Units nor any of the rights or obligations hereunder shall be assigned or delegated by either party hereto.

(e)
In the event of a Change in Control in which the Restricted Stock Units are assumed or substituted, references in this Award Agreement to Shares, including for purposes of Section 8, shall be deemed to be references to the consideration (whether cash, shares of stock or otherwise) which replaces the Shares underlying the Restricted Stock Units following such Change in Control.

(f)	Capitalized terms used but not defined in this Award Agreement shall have the meanings assigned to such terms in the Plan.

(g)	To the extent there is a conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern.

13.	NOTICES

Notices and all other communications provided for in this Award Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight mail courier service, postage prepaid, addressed as follows:

If to the Employee, to the most recent address on file with the Corporation.

If to the Corporation, to:

Martin Marietta Materials, Inc.
2710 Wycliff Road
Raleigh, NC  27607
Fax:  (919) 783-4535
Attn:  Corporate Secretary

or to such other address or such other person as the Employee or the Corporation shall designate in writing in accordance with this Section 13, except that notices regarding changes in notices shall be effective only upon receipt.

14.	GOVERNING LAW

This Award Agreement shall be governed by the laws of the State of North Carolina.

IN WITNESS WHEREOF, the Corporation has caused this Award Agreement to be executed and the Employee has hereunto set his hand as of the day and year first above written.

MARTIN MARIETTA MATERIALS, INC.,

By:
	Name:	Roselyn Bar
	Title:	Executive Vice President, General Counsel and Corporate Secretary

EMPLOYEE

By:
(Employee’s Signature)